Exhibit 99.1

TScan Therapeutics Reports Third Quarter 2023 Financial Results and Provides Corporate Update

Company to present poster on initial data from heme malignancies Phase 1 trial at the 65th ASH Annual Meeting and Exposition; Company to host virtual KOL event on Monday, December 11, 2023, at 8:00 a.m. ET

Announced recent FDA clearance of IND for TSC-203-A0201 targeting PRAME

Presented six posters at the SITC 38th Annual Meeting, highlighting solid tumor Phase 1 trial design and addition of melanoma-associated antigen C2 (MAGE-C2) to ImmunoBank

Ended Q3 with cash, cash equivalents, and marketable securities of $215.4 million, funding operations into 2026

WALTHAM, Mass., Nov. 9, 2023 -- TScan Therapeutics, Inc. (Nasdaq: TCRX), a clinical-stage biopharmaceutical company focused on the development of T cell receptor (TCR)-engineered T cell therapies (TCR-T) for the treatment of patients with cancer, today reported financial results and provided a corporate update for the third quarter ended September 30, 2023.

“During the third quarter we made meaningful progress across both our heme and solid tumor programs and plan to share initial results from our heme program on six to eight patients treated with TCR-T, as well as several control arm patients, at the ASH Annual Meeting in December,” said Gavin MacBeath, Ph.D., Chief Executive Officer. “With the recent FDA clearance of our IND for TSC-203-A0201 targeting PRAME, we remain committed to populating the ImmunoBank with TCRs that address different targets and HLA types to expand the reach of multiplexed TCR-T cell therapy. We are currently on track to file two additional INDs by the end of the year and further expand the ImmunoBank in 2024. TScan is funded to execute on upcoming anticipated milestones into 2026, by which time we expect to have duration of response data for patients treated with multiplex therapy in the solid tumor program and two-year relapse data for patients in the heme program.”

Recent Corporate Highlights

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TScan will present a poster at the 65th American Society of Hematology (ASH) Annual Meeting and Exposition taking place in San Diego, CA, and online, December 9–12, 2023:

Title: Initial Results of a Phase 1 Trial of TSC-100 and TSC-101, Engineered T Cell Therapies That Target Minor Histocompatibility Antigens to Prevent Relapse after Allogeneic Hematopoietic Cell Transplantation

Authors: Monzr Al Malki, Alla Keyzner, Hyung C. Suh, Aasiya Matin, Erica Buonomo, Yun Wang, Nina Abelowitz, Jim Murray, Gavin MacBeath, Debora Barton, Shrikanta Chattopadhyay, Ran Reshef

Publication Number: 2090

Session Name: 704. Cellular Immunotherapies: Early Phase and Investigational Therapies: Poster I

Session Date & Time: Saturday, December 9, 2023; 5:30–7:30 p.m. PT

Location: San Diego Convention Center, Halls G-H

The Company will host a virtual KOL event featuring Monzr M. Al Malki, M.D., on Monday, December 11, 2023, at 8:00 a.m. ET to discuss the data presented at ASH. Dr. Al Malki is an Associate Professor in the Department of Hematology & Hematopoietic Cell Transplantation and Director of the Unrelated Donor Bone Marrow Transplant and Haploidentical Transplant Programs at City of Hope. Details for attending the event can be found here.

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During the third quarter, TScan announced U.S. Food and Drug Administration (FDA) clearance of its investigational new drug (IND) application for TSC-203-A0201, a TCR-T targeting PReferentially expressed Antigen in Melanoma (PRAME). TSC-203-A0201 is TScan’s fourth TCR-T cell product cleared for use in its solid tumor program.

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This month, TScan presented six posters at the Society for Immunotherapy of Cancer (SITC) 38th Annual Meeting. Notable highlights include TScan’s solid tumor Phase 1 trial design supporting a separate screening protocol to identify patients ahead of disease progression, and the disclosure of the previously undisclosed target of TSC-201-B0702 as MAGE-C2. Copies of the presentation materials can be found on the “Publications” section of the Company’s website at www.tscan.com.

Upcoming Anticipated Clinical Milestones

Heme Malignancies Program: TScan’s two lead TCR-T cell therapy candidates, TSC-100 and TSC-101, are designed to target HA-1 and HA-2, respectively, to treat residual disease and prevent relapse in acute myeloid leukemia (AML), acute lymphocytic leukemia (ALL) and myelodysplastic syndromes (MDS) patients undergoing allogeneic haploidentical hematopoietic cell transplantation (HCT) with reduced intensity conditioning (RIC). (NCT05473910)

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Expects to reach the recommended Phase 2 dose for both TSC-100 and TSC-101 and report interim clinical data for the program by the end of 2023.
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Plans to complete Phase 1 dosing and report prevention of relapse data in 2024.

Solid Tumor Program: TScan remains committed to populating the ImmunoBank, its collection of therapeutic TCRs across novel and validated targets as well as different HLA types, to overcome tumor heterogeneity and address resistance that can arise from HLA loss with multiplexed therapy.

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Anticipates further expansion of the ImmunoBank with IND filings for two additional TCR-Ts by year-end 2023.
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Plans to initiate Phase 1 solid tumor clinical study and enroll the first patient by year-end 2023.
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Expects to report initial multiplexed therapy data for its first combinations of TCR-Ts under T-Plex, as well as response data for singleplex cohorts, in 2024.

Third Quarter 2023 Financial Results

As of September 30, 2023, TScan Therapeutics had cash, cash equivalents, and marketable securities of $215.4 million, excluding $5.0 million of restricted cash. Based on current operating plans, the Company believes that existing cash, cash equivalents, and marketable securities will be sufficient to fund its operating expenses and capital expenditure requirements into 2026.

Revenue for the third quarter ended September 30, 2023, was $3.9 million, compared to $3.4 million for the third quarter ended September 30, 2022 (2022 Quarter). This increase is primarily due to timing of research activities related to the collaboration agreement with Amgen in the second quarter of 2023 versus timing of research activities related to a collaboration and license agreement with Novartis Institutes for Biomedical Research, Inc. in the 2022 Quarter.

Research and development expenses for the third quarter ended September 30, 2023, were $22.7 million, compared to $15.0 million for the 2022 Quarter. The increase of $7.7 million was primarily driven by increased costs associated with clinical trial start-up fees and patient enrollment, increased personnel costs, and expansion of facilities.

General and administrative expenses for the third quarter ended September 30, 2023, were $5.9 million, compared to $4.9 million for the 2022 Quarter. The increase of $1.0 million in general and administrative expenses was primarily driven by increased legal and professional fees.

For the third quarter ended September 30, 2023, TScan Therapeutics reported a net loss of $23.0 million, compared to a net loss of $16.2 million for the 2022 Quarter.

As of September 30, 2023, the Company had issued and outstanding shares of 47,823,116, which consists of 43,546,528 shares of voting common stock and 4,276,588 shares of non-voting common stock, and outstanding pre-funded warrants to purchase 47,010,526 shares of voting common stock at an exercise price of $0.0001 per share.

About TScan Therapeutics, Inc.

TScan is a clinical-stage biopharmaceutical company focused on the development of T cell receptor (TCR)-engineered T cell therapies (TCR-T) for the treatment of patients with cancer. The Company’s lead TCR-T therapy candidates, TSC-100 and TSC-101, are in development for the treatment of patients with hematologic malignancies to eliminate residual disease and prevent relapse after allogeneic hematopoietic cell transplantation. The Company is also developing multiplexed TCR-T therapy candidates for the treatment of various solid tumors. The Company has developed and continues to build its ImmunoBank, the Company’s repository of therapeutic TCRs that recognize diverse targets and are associated with multiple HLA types, to provide customized multiplexed TCR-T therapies for patients with a variety of solid tumors.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding the Company’s plans, progress, and timing relating to the Company’s hematologic malignancies program, including reaching recommended Phase 2 dose for TSC-100 and TSC-101, reporting interim clinical data, completing Phase 1 dosing, and reporting prevention of relapse data; the Company’s plans, progress, and timing relating to the Company’s solid tumor programs, including expanding the ImmunoBank, submitting of INDs, initiating clinical trials, and reporting data; the Company’s ability to fund its operating expenses and capital expenditure requirements with its existing cash and cash equivalents; the Company’s current and future research and development plans or expectations; the structure, timing and success of the

Company’s planned preclinical development, submission of INDs, and clinical trials; the potential benefits of any of the Company’s proprietary platforms, multiplexing, or current or future product candidates in treating patients; the Company's beliefs about operating expenses and that it will have capital to fund the Company into 2026; and the Company’s goals and strategy. TScan intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as, but not limited to, “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan,” “on track,” or similar expressions or the negative of those terms. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. The express or implied forward-looking statements included in this release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: the beneficial characteristics, safety, efficacy, therapeutic effects and potential advantages of TScan’s TCR-T therapy candidates; TScan’s expectations regarding its preclinical studies being predictive of clinical trial results; the timing of the initiation, progress and expected results of TScan’s preclinical studies, clinical trials and its research and development programs; TScan’s plans relating to developing and commercializing its TCR-T therapy candidates, if approved, including sales strategy; estimates of the size of the addressable market for TScan’s TCR-T therapy candidates; TScan’s manufacturing capabilities and the scalable nature of its manufacturing process; TScan’s estimates regarding expenses, future milestone payments and revenue, capital requirements and needs for additional financing; TScan’s expectations regarding competition; TScan’s anticipated growth strategies; TScan’s ability to attract or retain key personnel; TScan’s ability to establish and maintain development partnerships and collaborations; TScan’s expectations regarding federal, state and foreign regulatory requirements; TScan’s ability to obtain and maintain intellectual property protection for its proprietary platform technology and our product candidates; the sufficiency of TScan’s existing capital resources to fund its future operating expenses and capital expenditure requirements and execute on upcoming anticipated milestones into 2026; and the effect of the COVID-19 pandemic, including mitigation efforts and political, economic, legal and social effects, on any of the foregoing or other aspects of TScan’s business or operations; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TScan’s most recent Annual Report on Form 10-K and any other filings that TScan has made or may make with the SEC in the future. Any forward-looking statements contained in this release represent TScan’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, TScan explicitly disclaims any obligation to update any forward-looking statements.

Contacts

Heather Savelle
TScan Therapeutics, Inc.
VP, Investor Relations
857-399-9840
hsavelle@tscan.com

Joyce Allaire
LifeSci Advisors, LLC
Managing Director
617-435-6602
jallaire@lifesciadvisors.com

TScan Therapeutics, Inc.
Condensed Consolidated Balance Sheet Data
(unaudited, in thousands, except share amount)

	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$155,193	$120,027
Other assets	136,186	79,064
Total assets	$291,379	$199,091
Liabilities and Stockholders' Equity
Total liabilities	$122,418	$99,657
Total stockholders' equity	168,961	99,434
Total liabilities and stockholders' deficit	$291,379	$199,091
Common stock outstanding as of September 30, 2023	47,823,116
TScan Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,
	2023	2022
Revenue
Collaboration and license revenue	$3,887	$3,363
Operating expenses:
Research and development	22,741	15,031
General and administrative	5,894	4,910
Total operating expenses	28,635	19,941
Loss from operations	(24,748)	(16,578)
Interest and other income, net	2,733	534
Interest expense	(982)	(201)
Net loss	$(22,997)	$(16,245)
Net loss per share, basic and diluted	$(0.24)	$(0.67)
Weighted average common shares outstanding—basic and diluted	94,829,844	24,073,935